PEABODYS COFFEE, INC.
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3845 ATHERTON ROAD, SUITE 9
ROCKLIN, CA  95765

December 20, 1999

Cliff Young
Grounds For Enjoyment

Riverside, CA

Dear Mr. Young:

Peabodys Coffee, Inc. (the "Company") is pleased to submit this Letter of Intent to acquire the assets of Grounds For Enjoyment ("GFE") as listed on Exhibit A to this letter (the "Assets"). The Assets will include but not be limited to the four Carts / Kiosks and contracts of Riverside County Hospital, Arrowhead Regional Medical Center (San Bernadino County), Kaiser Fontana Hospital, and Kaiser Riverside Hospital.

1. As consideration for the Assets, the Company is prepared to offer a combination of both cash and common stock of the Company as follows:
     $175,000 cash and 40,000 shares of the Company's Common Stock (Subject to Rule 144). The Company will advance a down payment of $5,000 within one week after receiving a written undertaking from your council that the $5,000 will be held in trust, pending the completion of due diligence and the signing of a formal agreement. In the event that the Company is not satisfied with the outcome of the due diligence review, the $5,000 down payment will be returned to the Company immediately.

2. All outstanding debts related to the Assets will be cleared, including but not limited to credit lines, bank loans, lease obligations, accrued tax obligations and trade payables. The Company will not assume any of the liabilities relating to any of the Assets and GFE will represent and warrant that the Assets are free and clear of all liens or encumbrances.

3. The parties will each pay their respective legal and accounting fees and other costs relating to closing.


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

4. It is the intention of the Company to trade under one brand name, and that such name is "Peabodys Coffee" and or any other brand name as the Company so desires. It is the derived intention, therefore, to convert the GFE outlets under the name "Grounds For Enjoyment" or any other name, to "Peabodys Coffee" - or another name determined by the Company.

5. The parties are prepared to proceed immediately to close this transaction as soon as possible after the following have been completed.

     i. A due diligence investigation of the Assets by and to the satisfaction of the Company.

     ii.  A  definitive  purchase  agreement  shall  have been  prepared  to the
          satisfaction  the  Company  and  GFE,   incorporating  the  terms  and
          conditions contained herein and other mutually agreed to provisions.

     iii. The Company's offer is contingent upon the transferring of the abovementioned contracts from GFE to the Company for the four hospital locations.

     iv. The Company's offer is subject to formal approval by the Company's Board of Directors.

Except as set forth in the following sentence, this letter is a non-binding expression of our present intent. From the date of your execution of this letter, GFE and its officers, shareholders and agents agree not to solicit or entertain any offer or enter into any negotiations with any third party regarding the purchase of the Assets until the pending negotiations with Peabodys are concluded by a closing or are otherwise terminated by either of the parties on ten days written notice, which the parties agree shall not be given except by mutual agreement prior to February 2, 2000.

Please indicate your acceptance by signing below and returning a signed original.

Sincerely,


Todd Tkachuk
President / CEO

ACCEPTED:

GROUNDS FOR ENJOYMENT


By:_______________________________          Date:  December 3, 1999
   Cliff Young

By:_______________________________          Date:  December 3, 1999